Exhibit 99.1

News Release

AXCELIS ANNOUNCES FINANCIAL RESULTS FOR FOURTH QUARTER AND FULL YEAR 2017

Annual Systems Revenues Increased by 89%; Reversed Deferred Tax Valuation Allowance

BEVERLY, Mass. — February 6, 2018—Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced financial results for the fourth quarter and full year ended December 31, 2017.

The Company reported fourth quarter revenue of $116.4 million, compared to $104.5 million for the third quarter of 2017. Operating profit for the quarter was $10.8 million, compared to $13.8 million for the third quarter. Net income for the quarter was $91.7 million, or $2.68 per diluted share, compared to net income for the third quarter of 2017 of $11.8 million, or $0.35 per diluted share. Cash, cash equivalents and restricted cash were $140.9 million at December 31, 2017, compared to $120.7 million on September 30, 2017. In the fourth quarter, the Company recorded an excess inventory reserve of $6.2 million associated with its Legacy business, and reversed the valuation allowance on its deferred tax assets, which, together with related impacts, resulted in a benefit provisionally determined to be $81.6 million. Adjusting for these events, on a non-GAAP basis, quarter over quarter, the Company grew operating profit to $16.9 million, an increase of 22% over the third quarter, and increased diluted earnings per share to $0.47, an increase of 24% over the non-GAAP diluted earnings per share in the third quarter.

For the full year 2017, the Company reported revenue of $410.6 million, compared with $267.0 million for the full year 2016. Systems revenue for the year was $262.7 million, compared to $139.3 million in 2016. Operating profit was $47.8 million in 2017, compared to $16.6 million in 2016. Net income for the year was $127.0 million, compared to net income of $11.0 million in 2016. Diluted earnings per share for the full year was $3.80, in comparison to $0.36 in 2016. Adjusting for the two fourth quarter accounting events discussed above, on a non-GAAP basis, year over year, the Company’s operating profit was $54.0 million, an increase of 225% over 2016, and increased diluted earnings per share to $1.48, an increase of 311% over 2016.

“We are very pleased with our 2017 results and expect continued market strength and growth in 2018,” said President and CEO Mary Puma. “Regaining market share leadership in ion implantation remains our primary objective. With Purion now a tool of record at 7 of the top 10 semiconductor CAPEX spenders, we have confidence we can achieve this.”

Chief Financial Officer and Executive Vice President Kevin Brewer commented, “We are pleased to announce the reversal of our valuation allowance on our deferred tax assets as a direct result of our thirteen consecutive quarters of profitability, combined with our positive outlook for 2018 and beyond.”

Q4 2017 Financial Highlights:

	GAAP		Non-GAAP
					Period-to-Period Change
	Q4 2017	Q3 2017	Q4 2017 (1)	Q3 2017 (2)	$	%
Total revenue ($M)	$116.4	$104.5	$116.4	$104.5	$11.9	11.4%
Gross profit ($M)	$36.7	$39.8	$42.9	$39.8	$3.1	7.8%
Gross profit (% of total revenue)	31.5%	38.0%	36.8%	38.0%
Income from operations ($M)	$10.8	$13.8	$16.9	$13.8	$3.1	22.5%
Net income ($M)	$91.7	$11.8	$16.2	$12.7	$3.5	27.6%
Net income per share (diluted)	$2.68	$0.35	$0.47	$0.38	$0.09	23.7%

Full Year 2017 Financial Highlights:

	GAAP		Non-GAAP
					Period-to-Period Change
	2017	2016	2017 (1)	2016	$	%
Total revenue ($M)	$410.6	$267.0	$410.6	$267.0	$143.6	53.8%
Gross profit ($M)	$150.2	$99.6	$156.4	$99.6	$56.8	57.0%
Gross profit (% of total revenue)	36.6%	37.3%	38.1%	37.3%
Income from operations ($M)	$47.8	$16.6	$54.0	$16.6	$37.4	225.3%
Net income ($M)	$127.0	$11.0	$49.5	$11.0	$38.5	350.0%
Net income per share (diluted)	$3.80	$0.36	$1.48	$0.36	$1.12	311.1%

(1) A reconciliation of the fourth quarter and full year ending December 31, 2017 GAAP and non-GAAP results is provided in the financial tables included in this release. See also “Use of Non-GAAP Adjusted Financial Measures” below.

(2) Non-GAAP Q3 2017 net income and diluted earnings per share eliminate the effects of Accounting Standards Update No. 2016-09, which decreased net income by $0.8 million and decreased diluted earnings per share by $0.03.

On December 22, 2017, the Tax Cuts and Jobs Act (“TCJA”) was enacted. The TCJA significantly revised the U.S. federal corporate income tax by, among other things, lowering the corporate income tax rate to 21%.  U.S. GAAP accounting for income taxes requires that Axcelis record the impacts of any tax law change in the quarter that the tax law change is enacted. Due to the complexities involved in accounting for the enactment of TCJA, as permitted by SEC Staff Accounting Bulletin (“SAB”) 118, we have determined a provisional estimate of the impacts of the TCJA in our financial statements for the fourth quarter and year ending December 31, 2017.  Accordingly, Axcelis’ estimate of the effects of the TCJA, based on currently available information, are presented above and reflected on the balance sheet and income statement for the fourth quarter and year ending December 31, 2017 included in this press release. Axcelis recorded a $1.0 million tax expense as a result of the TCJA, primarily from the net impact of the revaluation of our deferred tax assets utilizing the enacted tax rate at the time they are anticipated to be realized less the estimated United States toll charge associated with undistributed accumulated foreign earnings. This reflects our current estimate of the U.S. income tax effects of the TCJA, however these are provisional amounts subject to adjustment during the one year measurement period. Taking into account the estimated impacts of the TCJA, we currently expect the 2018 effective tax rate to be approximately 22%. The impact of the TCJA may differ from these estimates, possibly materially, due to, among other things, changes in interpretations and assumptions we have made, federal tax regulations and guidance that may be issued by the U.S. Department of the Treasury and actions we may take as a result of the Tax Act. Axcelis will continue to analyze the effects of the TCJA on its financial statements and operations. Adjustments to these provisional estimates and additional impacts, if any, from the enactment of the TCJA will be recorded as they are identified during the measurement period as provided for in SAB 118.

Use of Non-GAAP Adjusted Financial Measures
In this press release, Axcelis provides investors with certain non-GAAP adjusted financial measures, which are adjusted to exclude the impact of two events in the fourth quarter of 2017 discussed above: a significant excess inventory reserve adjustment associated with our Legacy business; and the reversal of the valuation allowance on the Company’s deferred tax assets. Reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are provided in the financial tables included in this release. In addition, Axcelis provides non-GAAP adjusted net income and earnings per diluted share for the third quarter of 2017, which exclude the impact of Accounting Standard Update 2016-09. This ASU addresses accounting for equity compensation expense and related tax effects.  These non-GAAP third quarter items are reconciled in the footnote to the Q4 2017 Financial Highlights table above.

Management uses these non-GAAP adjusted financial measures to evaluate the Company’s operating and financial performance and for planning purposes. Axcelis believes these measures enhance an overall understanding of our performance and investors’ ability to review the Company’s business from the same perspective as the Company’s management, and facilitate comparisons of this period’s results with prior periods on a consistent basis by excluding items that we do not believe are indicative of our ongoing operating performance. There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles, may be different from non-GAAP financial measures used by other companies, and may exclude certain items that may have a material impact upon our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP.

Business Outlook

For the first quarter ending March 31, 2018, Axcelis expects revenues of between $115 and $120 million dollars. Gross margin in the first quarter is expected to be around 38%. First quarter operating profit is forecasted to be approximately $16-17 million. With the reversal of the valuation allowance on our deferred tax asset, Axcelis will become a taxpayer for accounting purposes in 2018. Therefore, earnings per share is expected to be between $0.34 and $0.37, which includes $0.10 of non-cash tax expense.

Fourth Quarter 2017 Conference Call

The Company will host a conference call today at 5:00 pm ET to discuss the Company’s results for the fourth quarter and full year. The call will be available to interested listeners via an audio webcast on the Investors page of Axcelis’ website at www.axcelis.com, or by dialing 866.588.8911 (707.294.1561 outside North America).  Participants calling into the conference call will be requested to provide the company name, Axcelis Technologies, and pass code: 5651308. Webcast replays will be available for 30 days following the call.

Safe Harbor Statement

This press release and the conference call contain forward-looking statements under the Private Securities Litigation Reform Act safe harbor provisions. These statements, which include our expectations for spending in our industry and guidance for future financial performance, are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are outside the control of the Company, including that customer decisions to place orders or our product shipments may not occur when we expect, that orders may not be converted to revenue in any particular quarter, or at all, whether demand will continue for the semiconductor equipment we produce or, if not, whether we can successfully meet changing market requirements, and whether we will be able to maintain continuity of business relationships with and purchases by major customers. Increased competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and instability caused by changing global economic, political or financial conditions could also could cause actual results to differ materially from those in our forward-looking statements. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis:

Axcelis (Nasdaq: ACLS), headquartered in Beverly, Mass., has been providing innovative, high-productivity solutions for the semiconductor industry for over 40 years. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation systems, one of the most critical and enabling steps in the IC manufacturing process. Learn more about Axcelis at www.axcelis.com.

Company Contacts

Investor Relations:

Doug Lawson
978.787.9552

Editorial/Media:

Maureen Hart
978.787.4266

Axcelis Technologies, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016

Revenue:
Product	$110,446	$63,959	$387,124	$244,295
Services	5,950	5,399	23,437	22,685
Total revenue	116,396	69,358	410,561	266,980
Cost of Revenue:
Product	72,390	37,745	234,932	149,007
Services	7,286	4,666	25,382	18,375
Total cost of revenue	79,676	42,411	260,314	167,382

Gross profit	36,720	26,947	150,247	99,598

Operating expenses:
Research and development	10,917	8,795	43,071	34,402
Sales and marketing	7,197	6,097	28,532	23,839
General and administrative	7,842	6,190	30,802	24,452
Restructuring charges	—	—	—	282
Total operating expenses	25,956	21,082	102,405	82,975

Income from operations	10,764	5,865	47,842	16,623

Other (expense) income:
Interest income	315	77	714	238
Interest expense	(1,337)	(1,346)	(5,121)	(5,073)
Other, net	396	(412)	396	(764)
Total other expense	(626)	(1,681)	(4,011)	(5,599)

Income before income taxes	10,138	4,184	43,831	11,024

Income tax (benefit) provision	(81,542)	219	(83,128)	23

Net income	$91,680	$3,965	$126,959	$11,001

Net income per share:
Basic	$2.88	$0.13	$4.11	$0.38
Diluted	$2.68	$0.13	$3.80	$0.36

Shares used in computing net income per share:
Basic weighted average common shares	31,801	29,423	30,866	29,195
Diluted weighted average common shares	34,198	31,436	33,436	30,947

Axcelis Technologies, Inc.

Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	December 31,	December 31,
	2017	2016

ASSETS
Cash and cash equivalents	$133,407	$70,791
Accounts receivable, net	75,302	50,573
Inventories, net	120,544	113,853
Prepaid expenses & other assets	32,176	28,327
Property, plant and equipment, net	36,168	30,840
Restricted cash	7,473	6,864
Deferred income taxes	83,148	983
Total assets	$488,218	$302,231

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$32,642	$24,996
Accrued compensation	20,955	5,142
Warranty	4,502	2,668
Income taxes	273	240
Deferred revenue	18,145	11,009
Sale leaseback obligation	47,714	47,586
Other liabilities	10,377	9,135
Total liabilities	134,608	100,776

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value, 75,000 shares authorized; 32,048 shares issued and outstanding at December 31, 2017; 29,518 shares issued and outstanding at December 31, 2016	32	30
Additional paid-in capital	556,147	535,408
Accumulated deficit	(204,745)	(331,704)
Accumulated other comprehensive income (loss)	2,176	(2,279)
Total stockholders’ equity	353,610	201,455
Total liabilities and stockholders’ equity	$488,218	$302,231

Reconciliation of GAAP Cost of Revenue, Gross Profit, Income From Operations and Net Income to

Non-GAAP Cost of Revenue, Gross Profit, Income From Operations and Net Income

(In thousands, except per share amounts)

(unaudited)

	Three months ended December 31,			Twelve months ended December 31,
	2017		2016	2017		2016
Total cost of revenue:
GAAP total cost of revenue	$79,676		$42,411	$260,314		$167,382
Excess inventory reserve	(6,168)		—	(6,168)		—
Non-GAAP total cost of revenue	$73,508		$42,411	$254,146		$167,382

Gross profit:
GAAP gross profit	$36,720		$26,947	$150,247		$99,598
Excess inventory reserve	6,168		—	6,168		—
Non-GAAP gross profit	$42,888		$26,947	$156,415		$99,598

Income from operations:
GAAP income from operations	$10,764		$5,865	$47,842		$16,623
Excess inventory reserve	6,168		—	6,168		—
Non-GAAP income from operations	$16,932		$5,865	$54,010		$16,623

Net income:
GAAP net income	$91,680		$3,965	$126,959		$11,001
Excess inventory reserve	6,168		—	6,168		—
Tax valuation release	(81,641	) (1)	—	(83,642	) (2)	—
Non-GAAP net income	$16,207		$3,965	$49,485		$11,001

Net income per share (diluted):
GAAP net income per share	$2.68		$0.13	$3.80		$0.36
Excess inventory reserve	0.18		—	0.18		—
Tax valuation release	(2.39	) (1)	—	(2.50	) (2)	—
Non-GAAP net income per share	$0.47		$0.13	$1.48		$0.36

(1) Principally due to the release of our deferred tax assets valuation allowance and related impacts.

(2) Principally due to the release of our deferred tax assets valuation allowance and related impacts. Also includes prior quarter tax benefits associated with the effect of Accounting Standards Update No. 2016-09.